Exhibit 16.1



Office of the Chief Accountant
Securities and Exchange Commission
450 Firth Street, N. W.
Washington, DC 20549




June 1, 2000





Dear Sir/Madam:

We have read the second and third paragraphs of Item 4 included in the Form 8-K dated June 1, 2000 of Irex Corporation filed with the Securities and Exchange Commission and are in agreement with the statements contained therein.

Very truly yours,

/s/ARTHUR ANDERSEN LLP